FORCE 10
PARTNERS

5271 California, Suite 270
Irvine, California 92617
Force10partners.com
(949) 357-2360

June 19, 2024

BurgerFI International, Inc.
200 W Cypress Creek Rd Suite 220
Fort Lauderdale FL 33309
Attn: David Heidecorn, Board Chair

Re: Force Ten Partners, LLC — Engagement Agreement

Dear Mr. Heidecorn:

We appreciate the opportunity to work with BurgerFi International, Inc., a Delaware corporation, and its subsidiaries (each a "Company" and collectively, "Companies"). This Engagement Agreement ("Agreement") confirms and sets forth the terms and conditions of the engagement between the Companies and Force Ten Partners, LLC ("Force 10") regarding the scope of the services to be performed by Force 10 (the "Engagement") and the basis of compensation for those services.

1. Description of Services.

(a) Executive Services – Chief Restructuring Officer. During the term of this Engagement, Force 10 shall provide Jeremy Rosenthal to the Companies to serve as chief restructuring officer ("CRO") for each Company. If Jeremy Rosenthal is unable to serve as CRO, Force 10 and the Companies will work collaboratively to select a replacement CRO. The CRO will work under the direction of, and report to, the Special Committee of the Board of Directors (collectively, the "Board") of each respective Company to: (i) manage the Companies' restructuring efforts; (ii) manage the Companies' efforts to reorganize their assets and liabilities for the benefit of their respective stakeholders, including, without limitation, authorizing the CRO to administer and carry out each Company's duties as a debtor-in-possession, if applicable; and (iii) such other duties as directed by the Board and agreed to by the CRO.

(b) Restructuring Services. Jeremy Rosenthal, as CRO, and Force 10 in aid of the CRO, will seek to utilize the Companies' employees to efficiently provide the following services ("Restructuring Services"), as appropriate:

(i) Manage the restructuring affairs of the Companies, supervise the Companies' professionals and provide periodic reports to the Board;

(ii) Assist legal counsel and the Companies in executing the Companies' restructuring efforts;

(iii) Assist in connection with motions, responses, or other court activity as directed by legal counsel;

(iv) Evaluate and develop restructuring plans and other strategic alternatives for maximizing the value of the Companies' and their assets. The CRO, in coordination with the Companies' other professionals, may recommend to the Board various plans and strategic alternatives from time to time, and upon receipt of Board's approval of

JH

a proposed course of action, the CRO shall use commercially reasonable efforts to attempt to implement such course of action, subject, as applicable, to the approval of any court of competent jurisdiction;

(v) Assist in negotiations with the Companies' creditors and the Companies' efforts to manage accounts payable and accounts receivable; and

(vi) Prepare and offer declarations, reports, depositions, and testimony.

(c) Additional Personnel. To address and handle the Restructuring Services, the CRO may utilize, through Force 10, additional personnel with appropriate professional experience.

(d) Reporting. The CRO shall act under the direction, control, and guidance of the Board and shall serve at the Board's pleasure.

(e) Force 10 Personnel. The CRO will continue to be engaged by Force 10 while rendering services to the Companies. The CRO and Force 10 will continue to work on unrelated matters, which will not unduly interfere with services rendered under this Engagement.

(f) Reliance. Each Company shall use commercially reasonable efforts to: (i) provide the CRO and Force 10 and its personnel with access to management and other representatives of the Companies; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Companies that such personnel reasonably request in connection with the services to be provided under this Engagement. The CRO, Force 10 and its personnel may rely, without further independent verification, on the accuracy and completeness of all information that is furnished by or on behalf of a Company or otherwise reviewed by such personnel in connection with the services to be provided under this Engagement. The Company acknowledges and agrees that the CRO and Force 10 and its personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. The CRO and Force 10 and its personnel are under no obligation to update data submitted to them.

(g) Projections. You understand that the services to be rendered by the CRO and Force 10 and its personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward-looking statements. Also, you understand that the CRO and Force 10 and its personnel will be relying on information provided by the Company, its management, employees, and other professionals, in preparation of those projections and other forward-looking statements.

(h) Limitations of Duties.

(i) Neither the CRO nor Force 10 nor any of its personnel make any representations or guarantees that the goals of this Engagement will be achieved, that a restructuring will be realized, or that any plan or strategic alternative recommended or implemented by the CRO and Force 10 or any of its personnel will be more successful than any other possible proposals or strategic alternatives.

(ii) Neither the CRO nor Force 10 shall be deemed to be the employer (or co-employer with any Company) of any of the Company's employees, and shall not have the power to fire, hire, or promote any of the Company's employees or sign any checks payable to the employees. The Company's employees shall at all times be and remain exclusively employees of the Company that employs it.

(iii) Neither the CRO nor Force 10 nor any of its personnel shall have a role in decisions related to the Company's employees' wages, hours and days of work, employee

Force 10 | 2 of 8

.HT

policies, employee record maintenance, business expense reimbursements, wage statements, wage penalties, employee classification as independent contractors or exempt employees, or any other condition of employment. These responsibilities are retained by the Company.

(iv) Neither the CRO nor Force 10 nor any of its personnel assume any responsibility for the Company's decision to pursue, or not pursue any business strategy, or to effect, or not to effect any Transaction. Force 10 and its personnel shall only be responsible for the implementation the proposals approved by the Board and only to the extent and in the manner authorized by and directed by the Board.

(v) Neither the CRO nor Force 10 nor any of its personnel assume any responsibility for the Company's filings with Securities and Exchange Commission, NASDAQ, any other securities market, or any applicable regulator.

(i) Modifications. This Engagement is fluid, and the specific scope of services may change. In the event circumstances arise and the scope of requested services expands, Force 10 and the Board will consult with respect to amendments and modifications to this Engagement.

2. Compensation. In consideration of Force 10's acceptance of this Engagement, the Company agrees:

(a) Hourly Fees. To pay Force 10 for the hourly rate of its personnel engaged in providing services pursuant to the Engagement. The initial hourly rates agreed to for the Engagement are:

Partners	\$695-\$950
Managing Directors	\$495-\$650
Directors	\$425-\$500
Analysts	\$255-\$400

Force 10 generally adjusts its hourly rates on an annual basis and the above rates reflect the current rates for the calendar year 2022. The CRO's hourly fee is \$950.

(b) Expenses. The Companies shall reimburse the CRO and Force 10 for their reasonable and documented out-of-pocket expenses incurred in connection with the Engagement, including travel, lodging, duplicating, computer research, messenger services, and telephone charges; provided that expenses must be pre-approved by the Special Committee of the Board of Directors for costs exceeding \$10,000 in a given calendar month.

(c) Payment Terms. The Companies shall pay Force 10's hourly fees and reimburse its expenses within ten (10) business days of the Board's receipt of an invoice for such services and itemized expenses.

(d) Retainer. As reasonably practicable after the execution of this Agreement, the Companies shall pay Force 10 an advance payment retainer in the amount of \$75,000. Force 10 will deposit the retainer in its general account (and shall not be held in trust, escrow or otherwise held as security). Force 10 may apply the retainer to any amounts outstanding at the termination of this Engagement. Force 10 shall remit to the appropriate Company the remaining balance of the retainer following the termination of the Engagement and upon the satisfaction of all of the Companies' obligations hereunder.

Force 10 | 3 of 8

HT

3. Term.

(a) The term of this Engagement shall commence as of the date set forth above and shall continue until the Engagement is completed unless terminated with or without cause by either the Company or Force 10 on thirty (30) days prior written notice, in which event all compensation and expenses owing to Force 10 through the date of such termination (including fees and expenses incurred prior to but invoiced after such termination) shall be immediately due and payable. All provisions of this Agreement setting forth rights or obligations that extend beyond the termination of the Agreement shall survive and shall continue to bind the parties.

(b) Force 10 may withdraw from this Engagement and terminate its obligations hereunder and the CRO and any other officers and/or managers of the Companies may resign from their respective positions upon written notice to the Board if any of the Companies make it unethical or unreasonably difficult for the CRO, Force 10 or its personnel to fulfill the terms of this Engagement or otherwise perform their duties under this Engagement.

4. No Audit. Force 10 and its personnel are not being requested to perform and are not agreeing to undertake an accounting audit, review, or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the American Institute of Certified Public Accountants, the Securities Exchange Commission, or any other state or national professional or regulatory body.

5. No Third-Party Beneficiary. The Companies acknowledge that all advice and work product given by Force 10 or any of its personnel in connection with this Engagement is intended solely for the benefit and use of the Companies, including its management and Board, in their capacities as such, in considering the matters to which this Engagement relates. Without Force 10's specific case-by-case written approval, the Companies agree that the advice and any work product shall not be used for any other purpose and that they shall not be reproduced, disseminated, quoted or referred to other than for the exclusive purpose of accomplishing the tasks that are the subject matter of this Engagement during the term of this Engagement, except as otherwise required by law.

6. Conflicts.

(a) The CRO and Force 10 are not currently aware of any relationship that would create a conflict of interest with any of the Companies or those parties-in-interest of which you have made us aware. Because the CRO is a financial consultant and independent fiduciary and Force 10 is a financial advisory and consulting firm that serves clients in numerous cases and industries, both in and out of court, it is possible that the CRO and/or Force 10 may have rendered services to or have business associations with other entities or people which had or have or may have relationships with any of the Companies, including creditors of the Companies. The CRO and Force 10 will not represent the interests of any such entities or people in connection with this matter.

(b) Each Company and each of their subsidiaries acknowledges and agrees that the services provided under this Engagement are being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any of their affiliates or subsidiaries. Based on our current understanding of the financial and business relationships between the Companies it appears there is alignment of interest between each Company. To the extent an unknown and unforeseen irreconcilable conflict between the Companies and the Board for a Company concludes that the CRO cannot be the CRO of each Company, each Company agrees that the CRO will remain the CRO of BurgerFI International, Inc., and resign as the CRO of the other Companies.

Force 10 | 4 of 8

7. Confidentiality. Force 10 and its personnel shall keep confidential all non-public information received from the Companies in conjunction with this Engagement, except: (i) as requested by the Companies or its legal counsel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this Engagement. All confidentiality obligations shall cease as to any part of such information that is or becomes public other than as a result of a breach of this provision.

8. Indemnification and Limitations on Liability.

(a) The Companies shall indemnify and hold harmless the CRO to the greatest extent provided in their respective organizational documents for indemnifying any other officer of the Company. Furthermore, the Companies shall indemnify and hold harmless Force 10 and each of its personnel, including the CRO, together with its officers, members, partners, directors, employees and agents (each an "Indemnified Party"), from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from any services contemplated by this Engagement or performance of services by an Indemnified Party thereunder, including any liability to or on account of any employees of any Company, and will reimburse each Indemnified Party for all fees and reasonable and documented out-of-pocket expenses (including the fees and reasonable and documented out-of-pocket expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding; provided, however, that the Companies will not be liable to any specific Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from, the gross negligence or willful misconduct of such specific Indemnified Party seeking indemnification hereunder. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies or any person asserting claims on behalf of Companies' arising out of or in connection with any services contemplated by this Engagement or the performance of services by any Indemnified Party thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from, the gross negligence or willful misconduct of the Indemnified Party.

(b) If for any reason other than in accordance with this Engagement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, the Companies agree to contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Companies' and/or its stakeholders or beneficiaries on the one hand, and Force 10 on the other hand, in connection with the matters covered by this Engagement and this Section 8 or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Companies agree that for purposes of this paragraph the relative benefits to the Companies' and/or its stakeholders or beneficiaries and Force 10 in connection with the matters covered by this Engagement and this Section 8 will be deemed to be in the same proportion that the total value paid or received or to be paid or received by Companies' and/or its stakeholders or beneficiaries in connection with the Damages, bears to the fees paid to Force 10 under the Engagement; provided, however, that (a) in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by Force 10 under this Engagement (excluding any amounts received by Force 10 as reimbursement of expenses) and (b) the Companies shall have no obligation to make any contribution to the extent that any Damages are found in a final non-

Force 10 | 5 of 8

appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnified Party.

(c) The Companies shall not enter into any waiver, release or settlement of any Proceeding (whether or not Force 10 or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of Force 10 (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of Force 10 and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

(d) If any Indemnified Party is entitled to indemnification under this Agreement with respect to any action or proceeding brought by a third party, the Companies shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party. Upon assumption by the Companies of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel but the Companies shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Companies have agreed to pay such fees and expenses, (ii) the Companies shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (iii) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Companies and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Companies; provided, however, that the Companies shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.

(e) The CRO and any other officers or managers provided by Force 10 pursuant to this Engagement shall be insured as officers of the Companies under the Companies' director and officer liability insurance policies. The Company shall maintain director and officer liability insurance purchased by the Company and shall maintain such insurance and purchase an appropriate tail if the policies are to expire and not be replaced by substantially similar or better policies for the period through which claims can be made against such persons. At Force 10's request the Companies shall acquire appropriate additional insurance solely insuring the CRO and any other officers or managers provided by Force 10.

(f) The provisions of this Section 8 are contractual obligations, and no change in applicable law or any of the Companies' organizational documents, bylaws or any other agreement or undertaking or insurance policy shall affect the CRO's, Force 10's or any of Force 10's personnel's rights under this Section.

9. Joint and Several Liability. Each Company and each of its subsidiaries hereby agrees that they are each jointly and severally liable to Force 10 for the Companies' representations, warranties, covenants, liabilities and obligations as set forth in this Engagement. Force 10 and its personnel may seek to enforce, in their sole discretion, any of their respective rights and remedies against any Company and any of their subsidiaries in any order and at any time.

10. Limitations of Liability. If Force 10 or any of its personnel are otherwise in breach of or default under

Force 10 | 6 of 8

this Engagement, then the maximum liability of Force 10 and such personnel in the aggregate with respect to such breach or default shall be limited to an amount equal to the fees actually paid to Force 10 (excluding any amounts received by Force 10 as reimbursement of expenses) pursuant to this Engagement as of such date.

11. Successors and Assigns. This Engagement shall inure to the benefit of, and be binding upon, the Companies and Force 10 and their respective successors and assigns. Neither party may assign its rights and/or obligations under this Engagement without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of law. Any action arising from or related in any way to this Engagement shall be brought only in the Federal or state courts located in California or in a court of competent jurisdiction over any Company if such Company seeks chapter 11 protection.

13. Independent Contractor. Force 10 and its personnel serve as independent contractors to the Companies pursuant to the terms of this Engagement. This Engagement does not create and shall not be construed to create a relationship of principal and agent, joint venture, co-partners, employer and employee or any similar relationship and the parties hereto expressly deny the existence of any such relationship.

14. No Attorney-Client Relationship or Provision of Legal Services. Certain Force 10 personnel, including Jeremy Rosenthal, are attorneys. Neither this engagement nor any services provided by Force 10 or its personnel pursuant to this engagement shall give rise to an actual or imputed attorney client relationship between any such attorney and any Company or its officers, directors or principals. The Company agrees and acknowledges that neither it nor any of its officers, directors or principals has any attorney-client relationship with Jeremy Rosenthal, or any other personnel affiliated with Force 10. The Engagement of Force 10 is not an engagement of Force 10, Jeremy Rosenthal or any of its personnel to provide legal advice. The services provided by Force 10, Jeremy Rosenthal and Force 10's personnel are business advice and do not constitute legal advice.

15. Miscellaneous. No amendment of this Engagement or waiver of any provision hereof will be binding unless set forth in a writing signed by the Companies and Force 10. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, each of which will remain in full force and effect. This Engagement may be executed in counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument. Signatures delivered electronically will have the same force and effect as original signatures.

[Signatures on following page.]

Force 10 | 7 of 8

If this ,Lgeement is acceptable to you, please execute and retum it to to its terms. a Delaware By' Name: Its: COMPANIES: a uela. By, Name: Its: FORCE TEN P your agaeement Fotce 10 | 8 of 8